Exhibit 10.1

Equity Incentive Plan

Aebi Schmidt Group

Approved by the Board on February 23, 2026

Effective as of 1 January 2026

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1.	Purpose

The purpose of this Plan is to attract, retain and motivate high quality personnel by providing them with equity ownership opportunities and performance-based incentives to increase their commitments for and in the best interest of the Group.

2.	Scope and rules of interpretation

The Plan is valid in its entirety only. No statements made in any part of the Plan are permissible to be construed without reference to the Plan as a whole.

Capitalized terms herein shall have the meanings assigned to such terms in appendix 1 to the Plan.

The Plan, and / or any grant of Awards under the Plan, shall not constitute a public offering prospectus under any jurisdiction.

The Plan is a discretionary benefit offered by the Group for the benefit of Participants. Any potential Awards, benefits or rights under the Plan shall not be:

•	deemed to form part of the Participant’s regular, recurring remuneration (for Participants under Swiss employment contracts, any potential Awards, benefits or rights under the Plan shall be understood to constitute voluntary, unsecured ex gratia payments – “Gratifikation” – according to article 322d of the Swiss Code of Obligations, and the same interpretation shall apply, mutatis mutandis, to the extent permissible under other jurisdictions); nor

•	included in, or have any effect on, the determination of severance payments;

in each case, however, to the extent permissible under applicable laws.

3.	Administration of the Plan

The Board shall administer the Plan unless and except to the extent that (i) the Plan sets out otherwise, and/or that (ii) the Board delegates administration of the Plan to another internal body or person (for example, without limitation, the Committee or the Group’s human resources department) or to an external Plan Administrator. The Board has the power, subject to, and within the limitations of, express provisions of the Plan, to construe and interpret the Plan, including all related documents, and to establish, amend and revoke rules and regulations for its administration.

All determinations, interpretations and constructions made by the Board in good faith will – except for manifest errors – be final, binding and conclusive on all persons and be given the maximum deference under applicable law.

The Board has the right to amend, suspend or terminate the Plan according to article 15 herein.

4.	Shares available for the Plan

4.1	Making Shares available

The Company undertakes to make available the number of Shares required under the Plan. This may include, without limitation, the purchase by the Company of Shares in the market, use of treasury Shares, capital increase (subject to GA approval pursuant to applicable laws and the Company’s articles of association), or any combination thereof.

Preferential subscription rights and priority subscription rights arising based on Shares according to Swiss corporate law may be excluded by the Company in accordance with applicable law and the Company’s articles of association.

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4.2	Maximum number of Shares

Subject to adjustment in accordance with the terms herein, the total combined number of Shares available for grant at any time under the Plan shall be 3’500’000 shares.

In case of a Share split or similar capital measures changing the nominal value of Shares, the above maximum number of Shares shall adjust automatically.

If any Award made under the Plan is repurchased by the Company, expires, or is forfeited or cancelled, or otherwise exercised without delivery of Shares, the representative Shares shall become available for future Awards under the Plan. Notwithstanding the foregoing, Shares tendered or held back upon settlement of an Award to cover the tax withholding will in no event be available for future Awards under the Plan.

Shares issued under the Plan as a result of the assumption of, or substitution for, outstanding Awards previously granted by any entity acquired by the Company, or with which the Company combines (Substituted Awards), shall not reduce the number of Shares available for grant under the Plan. Additionally, in the event that any entity acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by its shareholders, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment formula used in such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares available for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination.

4.3	General rules on transfer and holding of Shares under the Plan

Where any Shares are due to be transferred to a Participant under the Plan, such Shares shall be transferred to the Participant’s individual Securities Account.

The transfer of any Shares under the Plan, as well as the booking of the Shares into the Participant’s individual Securities Account, shall be free of charge for the Participant, except for any mandatory payroll withholdings to be made by the Company or any Subsidiary. Any costs for the transfer of Shares to a securities account managed by any other party shall be borne by the Participant.

The Company may at its sole discretion engage a third party for the management and custody of Awards and Shares, respectively, under the Plan. The third party may charge the Participants for those costs that are to be borne by the Participants pursuant to the above rule. If the funds are not sufficient to cover these costs, the third party is entitled to sell a sufficient number of Shares in order to cover these costs, until the Securities Account becomes voided.

At year end, the depository shall provide the Participants with the necessary annual account statement setting out the details of the Awards and Shares, respectively, administered on behalf of the Participant.

As soon as the Shares are transferred to the Participant’s individual Securities Account, the Participant will be eligible to request entry into the Share register, pursuant to the applicable legal rules as well as the Company’s articles of association and further applicable regulations of the Group. Depending on the domicile country of the Participant, the Company might instruct and authorize the Plan Administrator to carry out the entry of the Participant’s Shares in the Company’s Share register in their name(s).

The rules and regulations of applicable law, the Company’s articles of association, stock-exchange regulations and regulations promulgated by the Group on the purchase or sale of securities, insider trading, management transactions, reporting of shareholdings, disclosure of confidential information and all other applicable rules and regulations shall fully apply with respect to the acquisition, ownership and sale of Shares transferred under the Plan. Each Participant shall personally be responsible for compliance with any such rules and regulations. The Company undertakes to coordinate the applicable management transaction reporting processes.

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4.4	Minimum Vesting Period

Notwithstanding anything else to the contrary in the Plan or its related documents, all Awards granted under this Plan shall be subject to a minimum Vesting Period of at least one (1) year from the Grant Date, provided that the Board may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Shares available for issuance under the Plan. This restriction does not apply to the Board's discretion to provide for accelerated exercisability or vesting of any Award in cases of death, disability, retirement, Change of Control, or other special circumstances.

5.	Restricted Share Units (RSUs) and Performance Share Units (PSUs)

5.1	Types of Awards, and vesting schedule

Restricted Share Units (RSUs) are conditional, unsecured awards to receive one Share per Vested RSU free of charge after the Vesting Period, subject to ongoing service conditions as further detailed in the Plan.

Performance Share Units (PSUs) are conditional, unsecured awards to receive a certain number of Shares free of charge after the Vesting Period, subject to ongoing service and Performance Conditions as further detailed in the Plan, in its appendices and/or in the individual Award Agreements.

The Vesting Date shall be:

•	For the first grant of RSUs/PSUs in 2026: 1 April 2029 (for 100% of the RSUs/PSUs; thus, no earlier incremental vesting).

•	For all and any further regular grants as of 2027: the third anniversary of the Grant Date (for 100% of the RSUs/PSUs; thus, no earlier incremental vesting), unless otherwise determined by the Board and set out in the individual Award Agreement accordingly.

Until actual transfer of Shares, if any, on the Share Delivery Date, RSUs/PSUs do not convey any shareholder rights (voting, dividend, etc.).

No dividend equivalents will be allocated or paid at any time (neither during the Vesting Period, nor upon vesting or at any time thereafter).

RSUs/PSUs are personal and not transferable.

5.2	Eligibility

Members of the EXB are generally eligible to receive RSUs and/or PSUs under the Plan.

In addition, the Board in its sole discretion may (or approve, upon the Committee’s or the CEO’s proposal) further employees of the Group to be eligible to receive RSUs and/or PSUs under the Plan, be it for one or several grant years, consecutive or not.

However, being an Eligible Person as such does not convey any right to actually receive grants of RSUs/PSUs under the Plan. Unless otherwise agreed upon with an individual, the Board in its sole discretion and from year to year determines the Eligible Persons to whom RSUs and/or PSUs shall actually be granted.

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The Board in its sole discretion determines the type of Awards (RSUs or PSUs, or any combination thereof) actually granted under this article from time to time.

Except as otherwise agreed upon with an individual, nothing contained herein shall be held or construed to confer upon any Group employee any legal right to actually receive grants of RSUs/PSUs, irrespective of their function or position, unless the Board in its sole discretion determines or approves that they are actually granted RSUs/PSUs in a specific year. Neither the establishment of the Plan, nor the grant of RSUs/PSUs in one or several years (consecutive or not), nor the payment of any benefits, nor any action of the Company, of the Board, of the CEO, of one or several Subsidiaries, or of any person or body to whom such power has been delegated, may be held or construed to confer upon any individual any legal right to continue to receive RSUs/PSUs, regardless of the length of time the Participant has been granted benefits under the Plan.

Eligibility is personal and not transferable.

Non-executive members of the Board (or of the board of directors in any Subsidiary), as well as Consultants, advisors, freelancers, and other external contributors with no employment relationship with any Group entity, are not eligible to receive RSUs or PSUs.

5.3	Granting process

Each grant of RSUs and/or PSUs shall be evidenced by an individual Award Agreement, provided to the Eligible Persons by the Board or its delegates. In signing and returning the individual Award Agreement before or on the relevant due date (as indicated in the Award Agreement) in the prescribed manner, the Eligible Person acknowledges and accepts the terms and conditions of the Plan, of all and any applicable appendices thereto, and of the individual Award Agreement, and thus becomes a Participant with respect to the grant of RSUs and/or PSUs set out in the Award Agreement. Unless otherwise determined by the Board, failure to accept the Award Agreement by the relevant due date will be considered a refusal of the grant by the individual, and the otherwise granted RSUs/PSUs under that Award Agreement will be deemed to not have been granted at all. In such case, the individuals shall not be eligible to receive any other compensation in lieu of the not accepted RSUs/PSUs.

The Board may determine electronic Award Agreement acceptance procedures as well as all and any further details of such procedures.

A prerequisite for receiving a grant of RSUs/PSUs under the Plan is an unterminated employment relationship (i.e. which is not under notice of termination) between the relevant individual and any Group entity on the planned Grant Date.

Notwithstanding anything else to the contrary in the Plan or in any related document, any grants of RSUs/PSUs to members of the EXB are subject to the GA’s approval of the total remuneration amounts for the relevant period pursuant to applicable law and the Company’s articles of association.

5.4	Performance Conditions

5.4.1	RSUs

No Performance Conditions apply to the vesting of RSUs. Consequently, the number of Vested RSUs generally equals the number of originally granted RSUs, except to the extent any portions of RSUs lapse pursuant to any other terms and conditions of the Plan.

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5.4.2	PSUs

In addition to all other applicable rules of the Plan, the vesting of PSUs is subject to the achievement of pre-determined Performance Conditions.

Except to the extent any portions of PSUs lapse pursuant to any other terms and conditions of the Plan, the number of Vested PSUs will be calculated by multiplying the number of originally granted PSUs by the Total Achievement Level, rounded up to the next full number of Vested PSUs:

number of PSUs originally granted

x Total Achievement Level

= number of Vested PSUs

The Total Achievement Level shall generally be determined by the level of actual achievement of pre-determined performance targets with respect to one or several KPIs. The applicable KPIs, definitions, target figures, weightings (in case of several KPIs), and the mechanism of determining the Total Achievement Level, shall be determined by the Board and set out in the individual Award Agreements, however, subject to the following mandatory parameters:

•	The minimum Target Achievement Level shall be 0%.

•	The maximum Target Achievement Level shall be a percentage determined by the Board, however, in no case higher than 200% (but it can be lower).

•	KPIs shall be measurable metrics on a Group, division, subsidiary or other organizational level, or individual level, as determined by the Board; they shall be business-relevant, as well as aligned with, and supportive of, the Group’s strategy.

•	Targets shall generally be set and measured over the full 3-year Performance Period.

As soon as practically feasible after the end of the Performance Period, the Board (or any other body or person upon delegation by the Board) and the Plan Administrator, respectively, shall calculate the Total Achievement Level according to the terms and conditions of the Plan and the Award Agreements. The Total Achievement Level shall be confirmed by the Board.

Depending on the Total Achievement Level, the number of Vested PSUs may be lower than the number of PSUs originally granted, or it may be zero. In such cases, Participants shall receive no compensation whatsoever for the difference between the number of PSUs originally granted and the (lower) number of Vested PSUs, and the number of PSUs originally granted but not vested shall lapse on the Vesting Date without any compensation.

5.5	Timing of grant

Unless otherwise determined by the Board, grants of RSUs/PSUs, if any, shall generally be made once a year (on-cycle grants).

For the first on-cycle grants upon this Plan becoming effective in 2026, the regular Grant Date shall be the later of (i) 1 June 2026, or (ii) 1 week after the date when the AG approved the Plan.

For all and any further on-cycle grants as of 2027, the regular Grant Date shall be 1 April, unless otherwise determined by the Board in its sole discretion.

Furthermore, the Board in its sole discretion may grant RSUs/PSUs at any other time throughout the year (off-cycle grants), especially, without limitation, with respect to individuals newly becoming Eligible Persons (e.g., new joiners or promotions), in which case article 8 shall apply.

The actual Grant Date shall be set out in the individual Award Agreement.

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5.6	Number of RSUs/PSUs granted

For each Participant, the number of RSUs/PSUs granted will be calculated by dividing the individual Grant Amount by the RSU/PSU Conversion Price, rounded up to the next full number of RSUs/PSUs. The resulting number of RSUs/PSUs shall be set out in the individual Award Agreement.

The individual Grant Amounts for each Participant shall be determined (or approved upon the Committee’s or the CEO’s proposal) by the Board in its sole discretion from time to time. Any Grant Amounts determined in previous years, consecutive or not, shall not convey upon any individual any right to continue to be allocated the same Grant Amount in any future years.

5.7	Transfer of Shares

For each Vested RSU/PSU, one Share will be transferred to the Participant’s individual Securities Account on the Share Delivery Date, except if and to the extent Shares will be withheld for payroll purposes as set out in article 7, and subject to the further general rules of article 4.3 herein.

The Share Delivery Date shall be determined by the Board, but it shall in no event be later than 1 month from the relevant Vesting Date.

Notwithstanding the above, if the employment relationship between a Participant and the Company or any of its Subsidiaries ends before the Share Delivery Date, the rules of article 9 herein shall apply and shall prevail over this article 5.

6.	Restricted Shares (RS)

6.1	Type of Awards

Restricted Shares (RS) are actual Shares, with full shareholder rights and fully vested immediately from the Allocation Date, however, subject to a 3-year Restriction Period.

The Restriction Period starts on the Allocation Date and expires at the end of the day that is immediately prior to the 3-year anniversary of the Allocation Date.

During the Restriction Period, holders of RS are legal and beneficial owners, having all shareholder rights attached to such RS, but the RS may not be disposed of, sold, donated, pledged or transferred in any other way, except if and as provided otherwise in the Plan. In order to secure the above restrictions, RS will be held in blocked deposits in the name and on behalf of the relevant individuals as legal and beneficial owners. The Board and the Plan Administrator, respectively, shall determine all necessary details.

After expiry of the Restriction Period, the Plan does not impose any further restrictions, and the Participants are free to continue keeping the Shares in the Securities Account, or transfer them to a securities account managed by any other party, or sell them – subject, however, to the general rules and regulations regarding the holding and selling of Shares, as set out in article 4.3 herein.

Notwithstanding the above, if the service relationship between a Participant and the Company or any of its Subsidiaries ends before expiry of the Restriction Period, the rules of article 9 herein shall apply and shall prevail over this article 6.

6.2	Mandatory RS allocation to Board members

This article 6.2 applies mandatorily to all members of the Board. Other individuals are not eligible under this article.

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Members of the Board mandatorily have to receive a portion of their Board fees (hereinafter the “Conversion Amount”) in the form of RS in lieu of cash. The Conversion Amount for Board members under this article is 50% of the gross Board fees, including any committee / meeting fees, but excluding any expense reimbursements or lump sum expense payments.

The Conversion Amount shall not be paid to the individuals in cash, but instead converted into an allocation of RS pursuant to the terms and conditions of this Plan. The number of RS to be allocated to an individual, shall be calculated by dividing such individual’s Conversion Amount by the applicable RS Conversion Price, and rounded down to the nearest full number of RS. The resulting number of RS shall be transferred to the relevant individual’s Securities Account on the Allocation Date, subject to the Restriction Period and to the further general rules of article 4.3 herein. The rounding difference shall be paid out to the individuals in cash (gross), together with the remaining cash portion of the Board fees.

When RS are transferred to Board members under this article, such individuals become Participants, subject to the terms and conditions of the Plan, with respect to the allocated RS.

Notwithstanding any other provision of this Plan or its related documents, the maximum aggregate grant date fair value of Awards granted to any non-executive member of the Board in any single calendar year, taken together with any cash fees paid to such individual during such calendar year, shall not exceed $500’000. The Board may make exceptions to this limit for individual non-executive Board members in extraordinary circumstances, provided that the individual receiving such additional compensation may not participate in the decision to award such compensation.

6.3	Mandatory RS allocation under Regulation on Minimum Shareholding Requirements

Under the Group’s Regulation on Minimum Shareholding Requirements, members of the Board and of the EXB may have to mandatorily receive a portion of their Board fees (Board members) and short-term incentive (EXB), respectively, in the form of RS in lieu of cash, for a certain period of time, as per the conditions and further details set out in the Regulation on Minimum Shareholding Requirements. Any such RS will be allocated under, and in compliance with the terms of, this Plan.

When RS are transferred to Board / EXB members under this article (and the Regulation on Minimum Shareholding Requirements, respectively), such individuals become Participants, subject to the terms and conditions of the Plan, with respect to the allocated RS.

7.	Taxes and social security contributions

The grant or vesting of Awards, the transfer / allocation of Shares or RS, the end of the Restriction Period for RS, the Share delivery, and/or the sale of Shares by the Participants, may be subject to tax, social security and/or other charges depending on applicable law.

The Participants shall personally be responsible for the reporting of any relevant event to the appropriate authorities, and for the payment of any such taxes and charges, except with respect to such charges, which, as a matter of mandatory law, are to be paid or deducted by the Employer or another Group entity.

Where any payroll withholding in connection with taxes, social security or any other charges, is required, the Employer (or any other Group entity, as applicable) shall have the right – except if not permissible under applicable mandatory law in the relevant jurisdiction – to withhold (“withhold-to-cover” process), or withhold and sell (“sell-to-cover” process), such number of Shares / RS on behalf of the Participant that corresponds to an amount that is sufficient to cover any such withholding liability, thus delivering only the net number of Shares / RS to the Participant.

Should such “withhold-to-cover” or “sell-to-cover” process not be desired by the Group, or should it not be permissible or possible for any reason, the Employer (or any other Group entity, as applicable) shall instead be entitled, without limitation, to make any necessary deductions from salary and/or bonus payments, or to require a payment from the Participant before transfer of Shares / RS under the Plan.

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The Employer and/or the Company shall have the right to notify the tax authorities of all relevant events related to Awards and Shares (including, without limitation, grant, vesting, end of Restriction Period), if and to the extent so required by law.

8.	New hires and intra-year promotions

8.1	RSUs and PSUs

Where an individual newly becomes an Eligible Person between the regular on-cycle Grant Date and the end of the same financial year, the Board may, at its sole discretion and on a case-by-case basis, determine (or approve, upon the CEO’s proposal) that an off-cycle grant of RSUs and/or PSUs shall be made to the said individual. In case the Board determines / approves such off-cycle grant of RSUs / PSUs, the following rules shall apply:

•	When determining / approving the Grant Amount, the Board will take into consideration the portion of the financial year during which the individual was employed in the eligible role (including, for the avoidance of doubt, the duration of any contractual or legal probation period);

•	the Grant Date shall be determined by the Board in its sole discretion and set out in the individual Award Agreement;

•	the Vesting Date shall not be the third anniversary of the Grant Date, but it shall be the same Vesting Date as for the regular on-cycle grants earlier in the same granting year, thus resulting in a Vesting Period shorter than 3 years for the off-cycle grants; and

•	only with respect to PSUs, the Performance Period as well as the Performance Conditions shall be the same as for any regular on-cycle PSU grants earlier in the same granting year.

8.2	Restricted Shares (RS)

The rules of article 6 generally apply unchanged, unless otherwise contractually agreed upon or determined by the Board.

9.	End of service relationship

9.1	RSUs and PSUs

9.1.1	Probation period

Where a legal or contractual probation period applies, and if the employment relationship between a Participant and any Group entity ends on or before the final day of the probation period for any reason, notwithstanding anything else to the contrary in the Plan or in the individual Award Agreement, no further RSUs/PSUs shall be granted to the said individual, and any outstanding RSUs/PSUs of the said individual shall forfeit immediately on the Termination Date without any compensation.

9.1.2	Termination by the Employer for Cause

In case the employment relationship between a Participant and any Group entity ends because of termination by the Employer for Cause, notwithstanding anything else to the contrary in the Plan or in the individual Award Agreement, no further RSUs/PSUs shall be granted to the said individual, and any outstanding RSUs/PSUs of the said individual shall lapse immediately on the Termination Date without any compensation.

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9.1.3	Termination by the Participant

In case the employment relationship between a Participant and any Group entity ends because of termination (resignation) by the Participant for any reason, notwithstanding anything else to the contrary in the Plan or in the individual Award Agreement, no further RSUs/PSUs shall be granted to the said individual as of the Termination Date; and all unvested RSUs / PSUs of the said individual shall lapse immediately on the Termination Date without any compensation. Where the Termination Date occurs on or after the Vesting Date, vesting and Share delivery shall continue to apply pursuant to the regular rules of the Plan.

9.1.4	Participant’s death

In case the employment relationship between a Participant and any Group entity ends because of the Participant’s death, all outstanding RSUs/PSUs of the deceased individual shall lapse immediately without any compensation on the date of death.

9.1.5	Other cases

In case the employment relationship between a Participant and any Group entity ends for any reason other than set out in articles 9.1.1-9.1.4 above (including, without limitation, pursuant to any bona fide retirement from the Company or any of its Subsidiaries), notwithstanding anything else to the contrary in the Plan or in the Award Agreement, the following rules shall apply:

a)	Outstanding RSUs:

All outstanding RSUs (100%, no prorating or reduction) of the said individual shall be deemed vested immediately on the Termination Date, and Share delivery shall be made as soon as reasonably practicable, though in no event later than 1 month from the Termination Date. The Board in its sole discretion may determine that, in lieu of delivery of Shares, a cash alternative shall apply, whereby a gross amount, representing the closing price of a Share on the Termination Date (or, if the Termination Date is not a trading day for Shares, on the last trading day immediately prior to the Termination Date), times the number of Shares that would have otherwise been delivered under such individual’s outstanding RSUs, shall be paid to the individual, through local payroll, within 1 month from the Termination Date, in the same currency in which the individual also received their base salary, and any necessary currency exchange shall be made at the prevailing rate at the time of payment.

b)	Outstanding PSUs:

All outstanding PSUs (100%, no prorating or reduction) of the said individual continue to be eligible for vesting. However, the Performance Conditions continue to apply throughout the full original Performance Period, and the original Vesting Date and Share Delivery Date shall remain unchanged. The Board in its sole discretion may determine that, in lieu of delivery of Shares, a cash alternative shall apply, whereby a gross amount, representing the closing price of a Share on the Vesting Date (or, if the Vesting Date is not a trading day for Shares, on the last trading day immediately prior to the Vesting Date), times the number of Shares that would have otherwise been delivered under such individual’s outstanding PSUs, shall be paid to the individual, through local payroll, within 1 month from the Vesting Date, in the same currency in which the individual also received their base salary, and any necessary currency exchange shall be made at the prevailing rate at the time of payment.

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9.2	Restricted Shares (RS)

Where an individual ceases to be a member of the Board, or an employee of any Group entity, respectively, for any reason, such individual’s outstanding RS do not forfeit (fully vested at grant), but any outstanding Restriction Periods on such individual’s RS shall continue to apply unchanged. However, and notwithstanding the aforementioned, if the individual ceases to be a member of the Board (or an employee of any Group entity, respectively) because of the individual’s permanent disability or death, all outstanding Restriction Periods on such individual’s RS shall be lifted immediately on the date when they cease to be a member of the Board (or an employee of any Group entity, respectively).

After an individual ceases to be a member of the Board for any reason, no further RS shall be allocated to such individual under the Plan, and any outstanding Board fees (as per the applicable agreements, rules, and regulations) shall be paid in cash only.

9.3	Joint rules for all Awards under the Plan

9.3.1	Leave of absence; internal transfer

The leave of absence, duly authorized in writing by the Company or the Employer, respectively, (including, without limitation, sick / accident leave, maternity/paternity leave, military or civil protection services, other obligations under public law, or any other purpose approved by the Company / Employer), as well as any changes to the service relationship such as, without limitation, changes to the work-time pattern, working place or similar parameters, shall not constitute a termination of service for the purposes of the Plan, and any outstanding Awards of the relevant individual shall continue unchanged.

Equally, if a Participant transfers to another role within the Group, such Participant’s outstanding RSUs/PSUs shall continue unchanged, even if the new role would not be eligible for participation in the Plan (for example, without limitation, transfer from a EXB to a non-EXB role). If, later on, the service relationship between the Participant (in their new role) and the Group actually ends, the rules of article 9.1 shall apply.

9.3.2	Sale or transfer of Shares after the end of the service relationship

If a Participant is no longer a member of the Board or an employee of any Group entity for any reason, any Shares transferred to such Participant under the Plan (whether before, in connection with or after the end of the service relationship) and held in the Securities Account, have to be either sold or transferred to the Participant’s separate personal deposit, in each case at the latest by the date that is the later of (i) 2 months after the final day of the service relationship; or (ii) 2 months after the last Share Delivery Date for such Participant under the Plan; or (iii) 2 months after the end of the last outstanding Restriction Period on such individual’s RS. If the Participant fails to comply with this requirement, the Company and the Plan Administrator, respectively, have the right:

a)	to sell all such Shares on behalf of the Participant after expiry of the later of the aforementioned dates. The Participant agrees and consents to such sale in accepting a grant of RSUs/PSUs and/or an allocation of RS under the Plan. Furthermore, if any actions are required from the Participant to enable the Company’s (or the Plan Administrator’s) sale of such Shares, the Participant is obliged to perform all such actions and to provide all documents required in due course;

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b)	and/or, after expiry of the later of the aforementioned dates, to charge the Participant with any ongoing administration and deposit fees for the Shares that continue to be held in the Securities Account.

If the Company and the Plan Administrator, respectively, determine to sell the Shares as per alternative (a) above, the Company has the right to inform the Plan Administrator (and the Participant, in accepting a grant of PSUs/RSUs and/or an allocation of RS, consents to such right of the Company) about the Participant’s last known bank account details (for example, the bank account to which the last base salary was paid); and the Plan Administrator shall be entitled to transfer the sale proceeds to such bank account. Alternatively, the Participant may, at the latest until 1 full trading day before the aforementioned sale occurs, inform the Plan Administrator about any other bank account details for the transfer of aforementioned sale proceeds.

10.	Clawback and malus

Notwithstanding anything else to the contrary in the Plan, this article 10 and its sub-paragraphs, apply to all Awards granted under the Plan, and to all Shares transferred / allocated under the Plan, and it will continue to apply beyond the end of the individual’s service relationship with any Group entity, whether or not the termination is/was lawful.

All Awards granted under the Plan shall be subject to any clawback policy adopted by the Company to comply with applicable laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements, the Company may impose other clawback requirements on Awards and/or Shares issued pursuant to the Plan.

10.1	Financial restatement or calculation errors

In addition, if the Company (or any of its Subsidiaries) is required to prepare an accounting / financial restatement which is due to material non-compliance of the Company (or the Subsidiary, as the case may be) with any financial reporting requirement (excluding, for the avoidance of doubt, a restatement caused by a change in applicable accounting rules or interpretations), the Board may, in its sole discretion and to the extent permitted by mandatory applicable law:

(i)	determine that all or parts of outstanding RSUs/PSUs (of all Participants) with a Vesting Period or Performance Period containing all or parts of the year(s) for which a restatement has to be prepared, shall be forfeited without any compensation; and/or

(ii)	require Participants (a) to transfer back to the Company, for nil consideration, some or all of the Shares previously transferred to them from RSUs/PSUs with a Performance Period containing all or parts of the year(s) for which a restatement has to be prepared; and/or (b) to reimburse the Company through a cash payment representing the value (at the time when the clawback claim under this article is made by the Board) of some or all of those Shares; and/or (c), where a cash alternative applied at vesting of such RSUs/PSUs, to reimburse the Company through a cash payment equal to all or part of such previous gross cash settlement amount(s).

When determining the actual consequences, if any, as per the above rules, the Board shall take into consideration the extent to which the restated financials, if they had been known in due time, would have altered the number of granted or vested RSUs/PSUs or transferred Shares.

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This article shall also apply, by analogy, in case of an error in calculating the achievement of Performance Conditions.

10.2	Employee misconduct

Where a Participant acts in material violation of the law or of the internal rules and regulations of the Group, acts in gross misconduct, or is in material breach of his/her contractual obligations towards the Group, the Board may, in its sole discretion and to the extent permitted by mandatory applicable law:

(i)	determine that all or parts of outstanding RSUs/PSUs of the said Participant shall be forfeited without any compensation; and/or

(ii)	require the said Participant (a) to transfer back to the Company, for nil consideration, some or all of the Shares or RS previously transferred / allocated to them under the Plan in the last 3 years prior to the violation / breach / misconduct; and/or (b) to reimburse the Company through a cash payment representing the value (at the time when the clawback claim under this article is made by the Board) of some or all of the Shares or RS transferred to such Participant in the last 3 years prior to the violation / breach / misconduct; and/or (c), where a cash alternative applied at vesting of RSUs/PSUs in the last 3 years prior to the violation / breach / misconduct, to reimburse the Company through a cash payment equal to all or part of such previous gross cash settlement amount(s). If the action or conduct of any Participant is under investigation, and if such investigation has not been concluded prior to the third anniversary of the Share Delivery Date (or the RS Allocation Date, as the case may be), the aforementioned 3-year period shall be extended until such later date as the Board considers appropriate to allow such investigation to be concluded.

11.	Adjustment of RSUs/PSUs due to corporate events, extraordinary events

In the event of:

a)	any relevant variation of the Share capital of the Company (e.g., a Share split or reverse Share split);

b)	any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares; or

c)	extraordinary, unforeseen events outside the normal course of business, for example, without limitation, market turmoil, armed conflicts, etc.;

the Board shall make such adjustments in the number and type of Shares which may be delivered under the Plan, the number, type, and price of Shares subject to outstanding Awards, and the numerical limits of articles 4.2 and 6.2 herein as the Board determines to be appropriate to prevent the dilution or diminution of such Awards. Notwithstanding the foregoing, the number of Shares subject to any Award shall always be a whole number, and any fractional Share resulting from an adjustment pursuant to this article 11 shall be rounded down to the nearest whole number.

12.	Change of Control, sale of undertaking, liquidation

In the event of a Change of Control, the Board in its sole discretion, and subject to the limitations of applicable law, shall determine:

a)       if RSUs/PSUs should continue as per the rules of the Plan without any adjustments; or

b)       if outstanding RSUs/PSUs shall be vested immediately on the legal effective date of the Change of Control, and if so, (i) to what extent (prorated or full), (ii) for PSUs, based on which Performance Conditions level of achievement, and (iii) whether a cash settlement in lieu of Share transfer shall apply; or

c)       if any other adjustments to outstanding RSUs/PSUs should be made (including, without limitation, an exchange of RSUs/PSUs for replacement awards in the new corporate structure, as the case may be); or

d)       any combination of the above alternatives.

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Acquired rights and existing economic benefits of Participants under outstanding RSUs/PSUs should be protected, and the Board shall take into account the Participants’ interests.

In addition, with respect to RSUs/PSUs, in case the Participant’s Employer ceases to be a Group entity, and if the relevant transaction leading to that scenario does not qualify as a Change of Control under the Plan, the following rules shall apply to the relevant Participants’ RSUs/PSUs, notwithstanding anything else to the contrary in the Plan, all outstanding RSUs/PSUs (100%, no prorating or reduction) of the said individual(s) shall be deemed vested immediately on the final day of the Employer being a Group entity, and Share delivery shall be made as soon as reasonably practicable, though in no event later than 1 month from the date when the Employer ceases to be a Group entity. With respect to PSUs, the Board in its sole discretion, and to the extent permitted under applicable law, shall determine the applicable level of achievement of Performance Conditions through the final day of the Employer being a Group entity, taking into account latest developments and projections until the end of the original Performance Period. Furthermore, the Board in its sole discretion may determine that, in lieu of delivery of Shares, a cash alternative shall apply, whereby a gross amount, representing the closing price of a Share on the final day of the Employer being a Group entity (or, if such date is not a trading day for Shares, on the last trading day immediately prior to such date), times the number of Shares that would have otherwise been delivered under such individual’s outstanding RSUs/PSUs, shall be paid to the individual, through local payroll, within 1 month from the date when the Employer ceases to be a Group entity, in the same currency in which the individual also received their base salary, and any necessary currency exchange shall be made at the prevailing rate at the time of payment.

In case of the Company’s bankruptcy, insolvency or upon the occurrence of any liquidation procedures being resolved by or instituted or otherwise initiated against the Company, all outstanding RSUs/PSUs shall lapse without any compensation.

13.	No right of continued service

Neither the establishment of the Plan, nor the granting of Awards and/or transfer of Shares may be held or construed to confer upon any Participant any legal right to continue to be in service with any Group entity, regardless of the length of time the Participant has been granted benefits under the Plan.

14.	Data protection and confidentiality

The Board, the Committee, the Company and its Subsidiaries, and any other person the Board may find appropriate for the administration of the Plan (including, without limitation, the Plan Administrator), may collect and process personal data of Participants with respect to their participation in the Plan. The use of any such personal data is subject to the rules of the Group’s general data protection policy, which can be found here: www.aebi-schmidt.com/legal/privacypolicy.

Participation in the Plan, as well as the specific terms and conditions of the Plan and the individual Award Agreement, shall be kept confidential by the Participant, except, however, towards closest family members and – as far as required for the correct rendering of their services – tax, legal and / or finance advisors to the Participant. The Participant shall inform those persons about the confidentiality clause and shall ensure that those persons will adhere to and comply with the confidentiality on their end (without any exceptions for other persons on their end).

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Participants shall notify their Employer and the Plan Administrator, if any, immediately of any changes to their relevant personal data, especially changes to the address and to the e-mail address. Any communication sent to the Participant’s last known address or e-mail address holds for validly delivered.

15.	Amendment and termination of the Plan

The Board may terminate, amend, adjust or suspend the Plan at any time in its sole discretion, without prejudice to rights vested prior to such amendment. No adjustment or amendment to the material disadvantage of a Participant in respect of their outstanding Awards shall be made under this article without the Participant's consent to such alteration, unless such alteration is required to ensure that the Plan and the treatment of Awards made under the Plan are in compliance with any applicable laws or regulations.

The Board shall communicate termination, amendment, adjustment or suspension of the Plan to all Participants.

16.	Other related documents

The following appendices form an integrated part of this Plan. In signing an individual Award Agreement, and/or accepting an allocation of RS, Participants confirm that they have read and understood, and that they accept the contents of, the applicable appendices without any reservation.

Appendix 1 Definitions

Appendix 2 Sample Award Agreement

17.	International implementation

The Board may adopt additional sections of the Plan applicable in any jurisdiction under which Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, regulations or practice which may apply to the Participant and the Company or Subsidiaries relevant for this Plan.

18.	Governing law, choice of jurisdiction, and severability clause

The Plan and all Awards shall be governed by and construed in accordance with the substantive laws of Switzerland, ignoring principles of conflict of laws, and subject to the limitations of compulsorily applicable local employment law rules.

The competent courts of Zurich, Switzerland, shall have exclusive jurisdiction to hear any dispute arising out of or in connection with this Plan and all Awards.

Should a provision of the Plan or any related document be declared unenforceable, invalid or void, the Plan and all related documents shall continue to apply as if that provision had not been included. The unenforceable, invalid or void provision shall be replaced by an enforceable, valid and applicable provision that economically reflects best the original intention of the Plan.

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19.	Approval

This Plan, including all appendices, was approved by the Board on February 23, 2026. It enters into effect on 1 January 2026 (subject to approval by the GA), and it will remain effective until being terminated or amended by the Board as per article 15.

When accepting any Awards, the Participant approves of this Plan and expressly acknowledges and accepts the terms and conditions of the Plan and all its related documents, as well as the power of the Board to complete, interpret and implement it through further documents which it may from time to time determine necessary or relevant.

***

Equity Incentive Plan Aebi Schmidt Group	Page 18

Equity Incentive Plan Aebi Schmidt Group

Appendix 1: Definitions

This document constitutes an appendix to and forms an integrated part of the “Equity Incentive Plan Aebi Schmidt Group” (the “Plan”), as amended from time to time. The following terms shall have the meaning described below when used in the Plan:

Allocation Date

Unless otherwise determined by the Board, the Allocation Date for RS pursuant to article 6.2 of the Plan (Board RS) shall generally be at the same time as, but in no event later than 2 weeks after, the date when the remaining cash portion of the Board fees is paid out pursuant to the applicable agreements and internal rules and regulations.

With respect to RS allocations pursuant to article 6.3 of the Plan (RS allocations under the Regulation on Minimum Shareholding Requirements), the Allocation Date shall be determined in the Regulation on Minimum Shareholding Requirements, in any applicable individual agreements, and/or by the Board from time to time.

Awards	RSUs, PSUs, and/or RS granted / allocated under the Plan.
Award Agreement	The individual agreement between the Company and a Participant, setting out the individual parameters of a grant of RSUs/PSUs, substantially in the form and content set forth in appendix 2 to the Plan.
Board	The board of directors of the Company, as per the Company’s articles of association.
Cause

Shall mean termination of the employment relationship by the Employer because of gross negligence and/or gross willful misconduct of the Participant, including, without limitation, cases of fraud, theft or misappropriation of trade secrets or confidential information, breach of sanctions, material breach of contract or mandatory law, or criminal actions, by the Participant. For Participants under Swiss employment contracts, this shall include all cases that would qualify for termination under article 337 of the Swiss Code of Obligations.

For purposes of this Plan, 'Cause' shall also include any act or omission that would qualify as cause for termination that is discovered or becomes known to the Company after the Participant's employment has terminated, regardless of when such act or omission occurred. In such cases, any provisions of the Plan that reference termination for Cause shall apply as if the Participant had been terminated for Cause at the time of discovery of such act or omission.

CEO	The Group’s chief executive officer, as per the Group’s internal rules and regulations in effect from time to time.
Change of Control

The occurrence of any of the following events (in each case, as at the date on which it becomes legally effective):

a)     a merger, consolidation, acquisition or other transaction (or series of related transactions) as a result of which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are held (directly or indirectly) by a person/company or persons/companies different from the persons/companies holding (directly or indirectly) more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to such transaction; or

b)     the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons/companies that are not, immediately prior to such sale, lease, transfer or other disposition, a Group entity; or

c)     any other event or occurrence which in the opinion of the Board is substantially similar to the aforementioned events.

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Committee	The Human Resources and Compensation Committee (HRCC) of the Board, as per the Company’s articles of association.
Company	Aebi Schmidt Holding AG, a corporation limited by shares under Swiss law with its registered office at Schulstrasse 4, 8500 Frauenfeld, Switzerland, or any successor in ownership of all or substantially all of its assets.
Conversion Amount	The portion of Board fees converted into an allocation of RS in lieu of cash payment, as further detailed in article 6.2 of the Plan.
Eligible Persons	The individuals further defined in article 5.2 (RSUs/PSUs), 6.2 (Board RS), and 6.3 (RS under the Regulation on Minimum Shareholding Requirements), respectively.
Employer

For Participants in an employment relationship with a Group entity: The entity of the Group maintaining an employment relationship with a Participant.

For non-executive Board members: The Company (even though there is no employment relationship).

EXB	The Group’s executive board (consisting of the CEO and other members of the EXB), as per the Group’s internal rules and regulations in effect from time to time.
General Assembly / GA	The general assembly (whether regular annual or extraordinary) of shareholders of the Company.
Grant Amount	The amount per individual, as determined by the Board, being used to calculate the number of granted RSUs/PSUs pursuant to article 5.6 of the Plan.
Grant Date	The date with effect as of which any RSUs or PSUs are granted to Participants, pursuant to article 5.5 of the Plan.
Group	The group of entities consisting of the Company and all of its Subsidiaries from time to time.
KPI (Key Performance Indicator)	A specific applicable metric for the performance measurement pursuant to article 5.4 of the Plan, and as further detailed in the relevant Award Agreements.
Participant	An Eligible Person to whom Awards are actually granted pursuant to article 5 of the Plan, and/or to whom RS are allocated pursuant to articles 6.2 or 6.3 of the Plan, respectively.
Performance Conditions	The performance-related conditions for PSUs to vest, as further detailed in article 5.4 and in the relevant Award Agreements.

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Performance Period	With respect to PSUs, a period of three full and consecutive financial years, starting with the first day of the financial year in which the Grant Date occurs (even if the Grant Date occurs later in such year).
Performance Share Unit (PSU)	A conditional, unsecured award to receive a certain number of Shares free of charge after the Vesting Period, subject to ongoing service and Performance Conditions as further detailed in the Plan, in its appendices and in the individual Award Agreements.
Plan	The terms and conditions of the “Equity Incentive Plan Aebi Schmidt Group” as set out in this document, including all appendices and related documents, all as amended from time to time.
Plan Administrator	The external person(s) or entity / body (e.g. a bank or other professional administrator of employee participation plans) to which the Board may have delegated all or any administrative responsibilities pursuant to article 3.
Regulation on Minimum Shareholding Requirements	The Group’s “Regulation on Minimum Shareholding Requirements”, as per the terms and conditions set out in the corresponding separate document, and as amended from time to time.
Restricted Share (RS)	An actual Share, with full shareholder rights, however, subject to selling restrictions during the Restriction Period, as further detailed in article 6.1 of the Plan.
Restricted Share Unit (RSU)	A conditional, unsecured award to receive a one Share per Vested RSU free of charge after the Vesting Period, subject to ongoing service conditions as further detailed in the Plan, in its appendices and in the individual Award Agreements.
Restriction Period	The period during which RS may not be sold or otherwise disposed of, as further detailed in article 6.1 of the Plan.
RS Conversion Price	The closing price of a Share on the last trading day immediately prior to the Allocation Date.
RSU/PSU Conversion Price	The volume-weighted average price of a Share over the last 10 trading days immediately prior to the Grant Date.
Securities Account	A depository account designated by the Company and the Plan Administrator, respectively (but in the name of the Participant as legal owner and beneficiary), for the custody of Awards and Shares under the Plan.
Share	A registered common share of the Company with a nominal value, as at the entry into force of the Plan, of USD 1.00.
Share Delivery Date	The day on which Shares, if any, from Vested RSUs and/or PSUs are actually transferred to the Participants, pursuant to article 5.7 of the Plan.
Subsidiary	Any Swiss or foreign legal entity directly or indirectly, and wholly or partially, owned by the Company. Partial ownership requires direct or indirect control over more than 50% voting rights and/or capital.
Swiss Code of Obligations	The Swiss Federal Act on the Amendment of the Swiss Civil Code (Part Five: The Code of Obligations), legislative classification number 220 (“Obligationenrecht”), as amended from time to time.

Equity Incentive Plan Aebi Schmidt Group	Page 21

Termination Date

Shall mean, for the purposes of the Plan and its related documents:

(i)      in case of termination by the Employer for Cause: the date when notice of termination is given to the Participant;

(ii)    in all other cases: the final day of the contractual employment relationship (including, for the avoidance of doubt, any notice periods, garden leave or similar periods).

Total Achievement Level	The percentage, resulting from the assessment of the Performance Conditions pursuant to article 5.4 and the individual Award Agreements, which is applied to the number of originally granted PSUs in order to calculate the number of Vested PSUs, as further detailed in article 5.4.
Vested PSUs	PSUs, after application of the Total Achievement Level, that actually vest and convey a right of the Participant to receive one Share per Vested PSU, according to article 5.4 and subject to the further terms and conditions of the Plan.
Vested RSUs	RSUs that actually vest and convey a right of the Participant to receive one Share per Vested RSU, according to article 5.4 and subject to the further terms and conditions of the Plan.
Vesting Date	The date, or dates, for the vesting of RSUs/PSUs, as set out in article 5.1 of the Plan.
Vesting Period	The period from the Grant Date to the end of the last day immediately prior to the Vesting Date.

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Equity Incentive Plan Aebi Schmidt Group

Appendix 2: Sample Award Agreement

The following text constitutes an illustrative example of an individual Award Agreement. The actual text and structure may vary from the sample provided below.

Individual Award Agreement for a grant of RSUs and/or PSUs in 2026

Dear name,

This is an individual Award Agreement under the “Equity Incentive Plan Aebi Schmidt Group” (the “Plan”); capitalized terms not defined herein shall have the meaning assigned to such terms in appendix 1 to the Plan.

We are very happy to be able to confirm that the Board has decided to offer to you a grant of RSUs and/or PSUs, subject to the terms and conditions of the Plan and the further individual details set out below:

Name of the Participant	John Sample
Birth date of the Participant	01.01.1980
Individual Grant Amount in CHF	For RSUs: 50’000 For PSUs: not applicable
RSU/PSU Conversion Price in CHF	For RSUs: 50.00 For PSUs: not applicable
Resulting Number of Awards granted	RSUs: 1’000 PSUs: not applicable
Grant Date	1 June 2026
Vesting Date	1 April 2029
Share Delivery Date	As per article 5.7 of the Plan
PSU-specific terms, if applicable	Not applicable □ As per addendum 1 to this Award Agreement □
Further relevant rules, if deviating from the general terms and conditions of the Plan	None

With respect to PSUs only (may be disregarded for RSUs), details regarding Performance Conditions are set out in addendum 1 to this Award Agreement, forming an integrated part of the Award Agreement.

In signing and returning this Award Agreement by date to name/body, address, the above individual accepts and acknowledges the terms and conditions of the Plan (including all appendices and related documents) as well as the further details set out in this Award Agreement (including, in case of PSUs, the Performance Conditions set out in addendum 1 hereto), and thus becomes a Participant with respect to the grant of RSUs and/or PSUs as stated above. Unless otherwise determined by the Board, any Award Agreement signed and/or submitted after the aforementioned due date shall be invalid, i.e., the respective RSUs/PSUs will be deemed not having been granted.

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The Board in its sole discretion may determine electronic Award Agreement acceptance procedures.

The Participant represents to the Company that the Participant has reviewed with the Participant's own tax advisors the tax consequences of this award of RSUs/PSUs and the transactions contemplated by this Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

The following additional rules and limitations apply to Awards granted to Participants subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and they may be disregarded for other Participants:

•	If the Participant is subject to Section 16 of the Exchange Act, the Plan, this Award Agreement, and the RSUs/PSUs, will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Award Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

The following additional special rules and limitations apply to Awards granted to U.S. Participants (as defined hereinafter), and they may be disregarded for other Participants:

•	“U.S. Participants”, for the purposes of the Plan, this Award Agreement, and the Awards granted herewith, are all Participants subject to the tax regime of the United States, including, without limitation, U.S. citizens, green-card holders, U.S. residents, or persons performing services for the Group in the United States of America.

•	"Code" means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

•	With respect to U.S. Participants, this Plan as well as payments and benefits under this Plan, are intended to be exempt from, or to the extent subject thereto, to comply with, Section 409A of the Code ("Section 409A"), and, accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance therewith. Notwithstanding anything contained in this Plan to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment or service with the Company for purposes of this Plan and no payment shall be due to the Participant under this Plan or any Award until the Participant would be considered to have incurred a "separation from service" from the Company and its Subsidiaries within the meaning of Section 409A. Any payments described in this Plan that are due within the "short term deferral period" as defined in Section 409A, shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Subsidiaries) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. Neither the Company nor any of its Subsidiaries makes any representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Neither the Company nor any person acting on its behalf shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an award hereunder to satisfy the requirements of Section 409A. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

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•	Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs/PSUs, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the RSUs/PSUs, as and when settled pursuant to the terms of this Award Agreement.

•	The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company's satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Board deems necessary or appropriate to satisfy any applicable laws. The Company's inability to obtain authority from any regulatory body having jurisdiction, which the Board determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

Aebi Schmidt Holding AG:	Participant:

Place and date	Place and date

Signature	Signature

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